EXHIBIT 99.1


PRESS RELEASE

SSP SOLUTIONS ANNOUNCES ANNUAL RESULTS
Wednesday April 9, 9:25 am ET

           OPERATING INCOME IN Q4 AS GROWTH CONTINUES IN CORE BUSINESS

IRVINE, Calif.--(BUSINESS WIRE)--April 9, 2003--SSP Solutions, Inc. (Nasdaq:SSPX
- News) a leading provider of identity and information assurance products and services, today announced financial results for the fourth quarter and year ended December 31, 2002. For the second consecutive quarter, SSP reported income from operations. In the quarter ended December 31, 2002, operating income was $401,000 versus an operating loss of $42.1 million in the same period of 2001. The net loss for 2002 was $8.6 million, or $0.40 per share, versus a net loss of $53.2 million, or $3.91 per share, in 2001. The shares outstanding increased in 2002 versus 2001 primarily due to the issuance of shares in the August 2001 merger with BIZ Interactive Zone, Inc., which were outstanding for the full year of 2002 and for only part of the year in 2001.

The announced fourth quarter operating results in 2002 included an impairment charge of $599,000 and a benefit of $892,000 from a facilities lease settlement. If these non-recurring items were excluded from the Company's 2002 operating income, the Company would have had a pro forma, non-GAAP operating income of $108,000. The reported fourth quarter operating results in 2001 included an impairment charge of $36.3 million, a benefit from the revision of an estimated charge for In-Process Research and Development ("IPR&D") in the amount of $1.7 million, and $3.0 million in charges related to facilities and development contract settlements. If these charges were excluded from the Company's 2001 results of operations, the Company would have had a pro forma, non-GAAP operating loss of $4.5 million.

For annual periods, the Company announced an operating loss of $6.2 million in 2002, versus a reported operating loss of $52.4 million in 2001. Operating results in 2002 included an impairment charge of $599,000 and $341,000 in net charges related to facilities and development contract settlements. If these non-recurring charges were excluded from the Company's 2002 results of operations, the Company would have had a pro forma, non-GAAP operating loss of $5.3 million in 2002. For 2001, annual operating results included an impairment charge of $36.3 million, an IPR&D charge of $1.6 million, and $3.5 million in charges related to facilities and development contract settlements. If these charges were excluded from the Company's 2001 results of operations, the Company would have had a pro forma, non-GAAP operating loss of $11.0 million.

If the Company excluded the revision of a cost estimate affecting the cost of goods sold, the Company's pro forma, non-GAAP gross margin percentage would have increased to 59.5% for the year ended December 31, 2002 from 22.8% for the year ended December 31, 2001. Also, in the fourth quarter ended December 31, the respective pro forma, non-GAAP gross margins would have increased to 78.6% in 2002 from 18.9% in 2001. When computed in accordance with GAAP and without the cost estimate revision, the annual gross margins are 63.2% and 20.8%, and the fourth quarter margins are 78.6% and 12.0% in 2002 and 2001, respectively.

SSP's revenue from its core offering of higher margin data security products, licenses and services lines of business increased to approximately $11.4 million during the year ended December 31, 2002, from approximately $8.3 million in the prior year, an increase of 38.3%. For the fourth quarter of 2002 revenues from data security products and licenses and services increased to approximately $3.7 million from approximately $2.2 million in 2001, an increase of 67.2%. The Company announced total annual revenues of $12.6 million in 2002 versus $22.7 million reported in the prior year. The decrease in revenues was solely due to reductions in the sales of low margin, non-core network deployment products.

In reviewing both the fourth quarter and annual operating results for 2002, Marvin J. Winkler, co-chairman and CEO, commented, "We are pleased to have produced operating income in each of the last two quarters. The results reflect the implementation of corporate initiatives that were undertaken to improve our balance sheet and our operations. We continue to work on our balance sheet improvements and are focused on the pursuit of opportunities in our core business of data security products and services to establish profitability in the coming year."

About SSP Solutions, Inc.
-------------------------

SSP Solutions, Inc. (Nasdaq: SSPX - NEWS) provides data security solutions for network communication systems. Through its wholly-owned subsidiary, Litronic Industries, Inc. dba SSP-Litronic, SSP has provided innovative data security solutions for government communications systems for over thirty years. SSP's NetSign(R) CAC smart card client package and SSP's Argus FORTEZZA(R) products have been chosen by the U.S. Department of Defense to provide network security and desktop protection for many of its organizations. SSP has also been selected by General Dynamics to participate in developing the next generation PKI driven identity management framework for the U.S. government. SSP is breaking new ground in the next generation of security tokens with its USA Forte Card. For more information, visit http://www.sspsolutions.com or call SSP Solutions Inc. 949/851-1085 or SSP-Litronic 703/905-9700.

Fortezza is a family of security encryption products trademarked by the U.S. government's National Security Agency.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
--------------------------------------------------------------------------------

With the exception of historical information, matters discussed in this news release, including, in particular, those related to improving operating performance and balance sheet, increasing core business and achieving and maintaining profitability, are forward-looking statements involving a number of risks and uncertainties and may not be achieved due to factors beyond the Company's control. The Company's actual future results could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, changing regulatory and technological environments, difficulties in the Company's ability to obtain key components from suppliers, which could impair the Company's ability to deliver products under development in a timely fashion and to achieve revenue growth and continue technological innovation, difficulties in increasing revenue despite staff reductions needed to control costs, unpredictability of economic recovery from the current recession and the related effect on IT buying decisions, difficulties in obtaining needed capital, unforeseen technological difficulties (both for the Company and its suppliers), increased competition, and changing customer demands. Other risks inherent in the Company's business include those factors contained in the "Risk Factors" section of the Company's Form 10-K for the fiscal year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002. SSP Solutions, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

                         SSP Solutions, Inc.

          Condensed Consolidated Statements of Operations

              (In thousands, except per share amounts)

                                  Three Months Ended    Year Ended
                                     (Unaudited)

                                   Dec. 31, Dec. 31, Dec. 31, Dec. 31,
                                    2001      2002     2001     2002
Revenues
  Product                           $6,414   $1,629  $21,145   $8,131
  License and Service                  324    2,032    1,575    4,427
Total Revenues                       6,738    3,661   22,720   12,558

Cost of Sales:
  Product                            5,767      607   17,457    3,807
  License and Service                  162      177      537      820
Total Cost of Sales                  5,929      784   17,994    4,627

Gross Margin                           809    2,877    4,726    7,931

Operating Expenses:
  Selling, General and
   Administrative                    5,416    1,137   10,645    7,515
  Research and Development           1,589      717    6,739    4,895
  Research and Development - WAVE      834       --    1,111    1,041
  In-process Research and
   Development                      (1,700)      --    1,600       --
  Impairment of Intangibles         36,299      599   36,299      599
  Amortization of Intangibles          518       23      746       92
Total Operating Expenses            42,956    2,476   57,140   14,142

Operating Income (Loss)            (42,147)     401  (52,414)  (6,211)

Non-operating (Income) Expense:
Realized (gain) loss on trading
 securities                           (600)      10      530      130
Equity in loss of Affiliate             --      248       --      248
Interest Expense, Net                   97      296      163      782
Non-Cash Interest & Financing
 Expense                                --      479       --    1,287
Other (Income) Expense, Net             --     (246)      --     (104)
Total Non-operating (Income)
 Expense                              (503)     787      693    2,343

Income (Loss) Before Income Taxes  (41,644)    (386) (53,107)  (8,554)
Provision for Income Taxes              --       --       53        2
Net Loss                          $(41,644)   $(386)$(53,160) $(8,556)

Net Loss per share - basic and
 diluted                            $(0.52)  $(0.02)  $(3.91)  $(0.40)
Shares used in per share
 computations - basic and diluted   14,218   23,340   13,585   21,648

                          SSP Solutions, Inc.
             Pro Forma Summary of Non-GAAP Adjustments to
            Condensed Consolidated Statements of Operations
                            (In thousands)

                                 Three Months Ended     Year Ended
                                    (Unaudited)        (Unaudited)
                                 Dec. 31,  Dec. 31, Dec. 31,  Dec. 31,
                                    2001     2002      2001     2002

Net Loss                         $(41,644)   $(387) $(53,160) $(8,556)
Income taxes                           --       --        53        2
Total interest expense, net            97      775       163    2,069
Non-operating expenses (income),
 net                                 (600)      13       530      274

Operating Income (Loss)          ($42,147)    $401  ($52,414) ($6,211)
  Impairment of intangibles        36,299      599    36,299      599
  In-process Research and
   Development                     (1,700)      --     1,600       --

Pro-forma Operating Income
 (Loss), net of impairment & IPRD  (7,548)   1,000   (14,515)  (5,612)

Facilities settlement               2,171     (892)    2,171     (700)
Wave development contract             833       --     1,389    1,041

Pro-forma Operating Income (Loss) ($4,544)    $108  ($10,955) ($5,271)

                          SSP Solutions, Inc.
                        Condensed Balance Sheet
                      (In thousands - Unaudited)

                                             December 31, December 31,
                                                 2001         2002

Total Current Assets                             $10,413       $2,939
Property, Plant & Equipment, Net                     361           90
Other Intangibles, Net                               691           --
Goodwill                                          25,930       25,930
Other Assets                                          28        1,052
Total Assets                                     $37,423      $30,011

Total Current Liabilities:                       $16,192       $8,888
Long-Term Debt                                     2,500           --
Deferred Revenue                                      46           --
Accrued Rent                                       1,107           --
Stockholders' Equity                              17,578       21,123
Total Liabilities & Stockholders' Equity         $37,423      $30,011

--------------------------------------------------------------------------------
Contact:
     SSP Solutions, Inc.
     Press Relations (editorial)
     pr@sspsolutions.com
     or
     Thomas E. Schiff (investors)
     tom.schiff@sspsolutions.com
     949/851-1085